Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

The Greenbrier Companies, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-127922, 333-172933, 333-157593, 333-187887, 333-195058 and 333-223315) on Form S-8 and registration statement (No. 333-207771) on Form S-3 of The Greenbrier Companies, Inc. and subsidiaries of our report dated October 26, 2018, with respect to the consolidated balance sheets of The Greenbrier Companies, Inc. and subsidiaries as of August 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three year period ended August 31, 2018, and the related notes and the effectiveness of internal control over financial reporting as of August 31, 2018, which report appears in the August 31, 2018 annual report on Form 10-K of The Greenbrier Companies, Inc. and subsidiaries.

Our report dated October 26, 2018, on the effectiveness of internal control over financial reporting as of August 31, 2018, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of The Greenbrier Companies, Inc. and subsidiaries’ excludes an evaluation of internal control over financial reporting of the 12 repair shops and an approximate 68% ownership interest in Rayvag acquired in fiscal 2018.

/s/ KPMG LLP

Portland, Oregon

October 26, 2018